Exhibit 99.1
Ellington Financial Reports Preliminary Results for Second Quarter 2023
OLD GREENWICH, Conn., July 24, 2023—Ellington Financial Inc. (NYSE: EFC) (the "Company") today disclosed the following estimated book value per share of common stock as of June 30, 2023, and preliminary results of operations for the quarter ended June 30, 2023:
•Estimated book value per share of common stock of $14.70 as of June 30, 2023, including the effects of dividends of $0.45 per share of common stock declared during the quarter.
•Net income per share of common stock is estimated to be $0.04 for the quarter ended June 30, 2023.
•Adjusted Distributable Earnings per share of common stock is estimated to be in the range of $0.35 to $0.39 for the quarter ended June 30, 2023. The quarter-over-quarter decline in Adjusted Distributable Earnings was due primarily to a quarter-over-quarter decline in Adjusted Distributable Earnings from the Company’s Longbridge segment. Adjusted Distributable Earnings is a non-GAAP financial measure. See "Non-GAAP Financial Measures" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
The above information is preliminary and subject to completion, including the completion of customary financial statement closing and review procedures for the quarter ended June 30, 2023. As a result, the preliminary results set forth above reflect the Company’s preliminary estimate with respect to such information, based on information currently available to management. The Company’s actual financial results for the quarter ended June 30, 2023 may differ materially from these preliminary financial results, and may be outside the estimated ranges. Further, these preliminary estimates are not a comprehensive statement or estimate of the Company’s financial results for the quarter ended June 30, 2023. These preliminary estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these preliminary estimates.
These preliminary estimates, which are the responsibility of the Company’s management, were prepared by the Company’s management and are based upon a number of assumptions. Additional items that may require adjustments to these preliminary estimates may be identified and could result in material changes to these preliminary estimates. Preliminary estimates of results are inherently uncertain and the Company undertakes no obligation to update this information. The estimated financial data included in this press release has been prepared by the Company and is the Company’s responsibility. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to this preliminary financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or provide any other form of assurance with respect thereto.
Non-GAAP Financial Measures
In the “Preliminary Second Quarter Results” section above, the Company presents an estimated range of its Adjusted Distributable Earnings per share of common stock for the quarter ended June 30, 2023. The Company calculates "Adjusted Distributable Earnings" as U.S. GAAP net income as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, mortgage servicing rights, financial derivatives (excluding periodic settlements on interest rate swaps), any borrowings carried at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) catch-up premium amortization adjustment (as described below); (iv) non-cash equity compensation expense; (v) provision for income taxes; (vi) certain non-capitalized transaction costs; and (vii) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Adjusted Distributable Earnings. The catch-up premium amortization adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Non-capitalized transaction costs include expenses, generally professional fees, incurred in connection with the acquisition of an investment or issuance of long-term debt. For the contribution to Adjusted Distributable Earnings from the Company's direct subsidiary, Longbridge Financial, LLC ("Longbridge"), the Company adjusts Longbridge's contribution to the Company's net income in a similar manner, but the Company includes in Adjusted Distributable Earnings certain realized and unrealized gains (losses) from Longbridge's origination business.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because the Company: (i) believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) uses it to evaluate the effective net yield provided (I) by the Company’s investment portfolio, after the effects of financial leverage, and (II) by Longbridge, to reflect the earnings from Longbridge’s reverse mortgage origination and servicing operations; and (iii) believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating the Company’s operating performance, and comparing the Company’s operating performance to that of the

Company’s residential mortgage REIT and mortgage originator peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by the Company's peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company’s financial results and differs from net income computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different from REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of the Company’s annual REIT taxable income (subject to certain adjustments) to the Company’s stockholders, in order to maintain the Company’s qualification as a REIT, is not based on whether the Company distributed 90% of its Adjusted Distributable Earnings.
In setting dividends, the Company’s board of directors considers earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Company's board of directors may deem relevant from time to time.
The following table reconciles, for the quarter ended June 30, 2023, the Company’s estimated range of Adjusted Distributable Earnings per share of common stock to the Company’s estimated range of net income per share of common stock, which the Company believes is the most directly comparable U.S. GAAP measure:

	Estimated Lower Bound	Estimated Upper Bound
Net Income (Loss) before dividends on preferred stock	$0.13	$0.13
Dividends on preferred stock	(0.09)	(0.09)
Net Income (Loss)	0.04	0.04
Income tax expense (benefit)	—	—
Net Income (Loss) before income tax expense (benefit)	0.04	0.04
Adjustments:
Realized and unrealized (gains)losses, net(1)	0.09	0.13
Non-capitalized transaction costs and other expense adjustments(2)	0.07	0.09
Adjusted Distributable Earnings from investments in unconsolidated entities and other adjustments(3)	0.12	0.16
Adjusted Distributable Earnings	$0.35	$0.39
(1)Includes adjustments for certain realized and unrealized (gains) losses on securities and loans, REO, mortgage servicing rights, financial derivatives, borrowings carried at fair value, and foreign currency transactions.
(2)Includes non-capitalized transaction costs, non-cash equity compensation expense, and expenses related to the agreed upon, but not yet completed, mergers of Arlington Asset Investment Corp. and Great Ajax Corp.
(3)Includes net interest income and operating expenses for certain investments in unconsolidated entities as well as negative (positive) component of interest income represented by catch-up premium amortization adjustment.

Cautionary Statement Regarding Forward-Looking Statements
The Company's preliminary results of operations and estimated book value per share of common stock are subject to change upon completion of the Company's month-end and quarter-end valuation procedures relating to its investment positions, and any such change could be material. There can be no assurance that the Company's actual results of operations for the quarter ended June 30, 2023 falls within the estimated lower bound or estimated upper bound presented herein or that the Company's estimated book value per share of common stock as of June 30, 2023 is indicative of what the Company's results are likely to be for the three- or six-month periods ending June 30, 2023 or in future periods, and the Company undertakes no obligation to update or revise its preliminary results of operations or estimated book value per share of common stock prior to issuance of financial statements for such periods.
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. The Company's actual results may differ from its beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek" or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include statements regarding the Company’s preliminary financial results for the quarter ended June 30, 2023 and estimated book value per share of common stock as of June 30, 2023. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in interest rates and the market value of the Company's investments, market volatility, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940, the Company's ability to maintain its qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports the Company files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This release and the information contained herein do not constitute an offer of any securities or solicitation of an offer to purchase securities.
About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, reverse mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.